                                                                    Exhibit 99.1
Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Invests $10.0 Million in
High Sierra Energy, LP Common Units

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - June 15, 2007 - Tortoise  Capital  Resources Corp.  (NYSE:
TTO) today  announced  that it has invested $10.0 million in High Sierra Energy,
LP. The investment  represents the purchase of common units in the  partnership.
Previously,  Tortoise  Capital  Resources  invested $14.8 million in High Sierra
Energy, LP units and $2.25 million in its general partner.

"We have been pleased with High Sierra Energy's  performance  since our original investment,  and are  excited to make an  additional  investment  to support the company's  expansion," said Tortoise Capital Resources'  President,  Ed Russell.
"We  believe  that  the  company's   organic  growth   combined  with  selective
acquisitions will further enhance stockholder returns."

Founded in 2004,  Denver-based  High Sierra Energy, LP is a holding company with diversified  midstream  energy assets focused on the processing,  transportation and marketing of hydrocarbons.  High Sierra's purchased assets include a natural gas liquids  logistics  and  transportation  business in  Colorado,  natural gas gathering and processing operations in Louisiana, a natural gas storage facility in  Mississippi,  an ethanol  terminal in Nevada,  crude and natural gas liquids trucking businesses in Kansas and Colorado,  a well water processing facility in
Wyoming and two asphalt  processing,  packaging  and  distribution  terminals in
Florida.

Tortoise Capital Resources Corp. has invested (excluding short-term investments)
approximately  $122.7  million,  including  equity  investments  in 12 portfolio companies of approximately  $113.9 million and debt investments in two portfolio companies of approximately $8.8 million.

About Tortoise Capital Resources Corp.
Tortoise  Capital  Resources  Corp.  invests  primarily  in  privately-held  and micro-cap public companies  operating in the midstream and downstream  segments, and to a lesser extent the upstream  segment of the U.S.  energy  infrastructure sector.  Tortoise Capital  Resources Corp. seeks to provide  stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer  in the  capital  markets  for  master  limited  partnership  (MLP)
investment  companies and a leader in closed-end  funds and  separately  managed accounts  focused on the energy  sector.  As of May 31,  2007,  the  adviser had approximately  $2.9  billion of energy  infrastructure  investment  assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy,  nor  shall  there  be  any  sale  of  these  securities  in any  state  or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

          10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 |
          p: 913.981.1020 | f: 913.981.1021 | www.tortoiseadvisors.com